Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of the 14th day of January 2016, by and between Willis Lease Finance Corporation, a Delaware corporation (“Employer”), and Brian R. Hole (“Employee”).

RECITALS

WHEREAS, Employer desires that Employee continue to be employed by Employer in and with the position, compensation, amenities and other benefits set forth herein;

WHEREAS, Employee desires to continue to be employed by Employer and in the position of President on the terms and conditions set forth herein; and

WHEREAS, Employee acknowledges that he has had an opportunity to consider this Agreement and consult with independent advisors of his choosing with regard to the terms of this Agreement, and enters this Agreement voluntarily and with a full understanding of its terms.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual promises of the parties and the mutual benefits they will gain by the performance thereof, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.             Employment.  Employer hereby employs Employee and Employee hereby accepts employment, upon the terms and conditions hereinafter set forth, as President.

2.             Term.

(a)           The term of Employee’s employment under this Agreement shall be for a one-year period commencing on April 1, 2016 (“Start Date”) and ending on March 31, 2017, (as may be extended hereunder, the “Employment Term”), unless otherwise terminated pursuant to the terms hereof.  Each full twelve month period Employee is employed by Employer shall be referred to herein as an “Employment Year.”

(b)           After the expiration of the initial Employment Term and until the Termination Date (as defined below), Employee’s employment will automatically renew for a period of one year, each year, on the same terms and conditions as are set forth herein, unless either party gives the other written notice of nonrenewal at least six (6) months prior to the end of the last applicable Employment Year.  Employee shall be entitled to the payments set forth in

Section 7 or Section 8 hereof in the event either party gives the other such a notice of nonrenewal.

(c)           Upon the occurrence of a Change in Control, this Agreement shall be automatically extended for a period equal to the greater of: (I) the remaining Employment Term, or (II) the eighteen month period commencing on the date of the Change in Control event and ending on the eighteen month anniversary of the Change in Control event (the “Change in Control Extension”).  “Change in Control” means the occurrence of any of the following events: (i) any “person” (as such term is used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended), other than Charles F. Willis IV or an Affiliate (as defined in Section 13) of Charles F. Willis IV, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of Employer representing at least fifty percent (50%) of the total voting power represented by Employer’s then outstanding voting securities; or (ii) the stockholders of Employer approve a merger or consolidation of Employer with any other corporation, other than a merger or consolidation which would result in the voting securities of Employer outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty (50%) of the total voting power represented by the voting securities of Employer or such surviving entity outstanding immediately after such a merger or consolidation, or the stockholders of Employer approve a plan of complete liquidation or dissolution of Employer or an agreement for the sale or disposition by Employer of all or substantially all of Employer’s assets, provided, however, that if such merger, consolidation, liquidation, dissolution, sale or disposition does not subsequently close, a Change in Control shall not be deemed to have occurred; or (iii) individuals who are directors of Employer as of the date hereof cease for any reason to constitute a majority of Employer’s Board of Directors (the “Board”) unless such change(s) is approved by a majority of the directors of Employer as of the date thereof.

3.             Duties.

(a)           Employee shall in good faith perform those duties and functions as are required by his position (as outlined on Exhibit “A”), including but not limited to driving Willis Lease to a level of performance in the areas of growth profitability, innovation and diversification to generate value for all stakeholders, including employees, customers, and shareholders.  Notwithstanding the foregoing or any other provision in this Agreement, Employer shall have the right to modify from time to time the title and duties assigned to Employee so long as such title and duties are consistent with the usual and customary expectations of the type of position and function of Employee as President.

(b)           Employee agrees to serve Employer faithfully and to the best of his ability; to devote his full time and attention, with undivided loyalty, during normal business hours to the business and affairs of Employer, except during reasonable vacation periods and periods of illness and incapacity; and to perform such duties as the Chairman & CEO or his/her designate(s) may assign, such duties to be of a character and dignity appropriate to the position of President.  Employee shall not engage in any other business or job activity during the Employment Term without Employer’s prior written consent.  Notwithstanding the foregoing, Employee may engage in civic and not-for-profit activities so long as such activities do not materially interfere with Employee’s performance of his duties hereunder.

4.             Compensation.  Employer agrees to provide as compensation to Employee the following salary, incentive, and benefits in exchange for the services described in Section 3 of this Agreement:

(a)           Base Salary.  Employer agrees to pay to Employee during the Employment Term an annual base salary in the amount of Three Hundred and Eighty Thousand US Dollars ($380,000) per Employment Year less payroll deductions and all required withholdings, or such higher amount as the Compensation Committee of the Board shall from time to time determine.  Employee’s base salary shall be paid not less frequently than semi-monthly in accordance with Employer’s usual payroll practices.  The Compensation Committee of the Board will review Employee’s base salary no less than once annually, and shall have sole discretion to increase or decrease (subject to the next sentence hereof) the base salary.  Employee’s base salary only may be decreased in connection with a salary reduction program approved by the Compensation Committee of the Board, which affects all executive officers of Employer.

(b)           Incentive Compensation.  In addition to Employee’s base salary, Employee shall participate in and, to the extent earned or otherwise payable thereunder, receive periodic incentive cash bonuses pursuant to any incentive plans currently maintained or hereafter established by Employer and applicable to an employee of Employee’s position, which presently is the 2016 Incentive Compensation Plan.  Employee’s entitlement to incentive bonuses is discretionary and shall be determined by the Compensation Committee of the Board in good faith based upon the extent to which Employee’s individual performance objectives and Employer’s performance objectives were achieved during the applicable bonus period.  For 2016, Employee is eligible to receive a target bonus of up to 50% of Employee’s base salary (“Incentive Bonus”).  The target bonus shall increase automatically to 65% for 2017 if Employer achieves budgeted pre-tax net income of US$13 million or more in 2016.  The Compensation Committee of the Board will annually set the Employer’s performance targets and approve the incentive compensation plan.

(c)           Professional Associations.  Employer agrees to pay the fees associated with Employee’s membership in professional associations and costs associated with executive management/leadership courses pertinent to his employment.

5.             Benefits and Perquisites.

(a)           Benefits.  Employer shall provide Employee such employment benefits, equipment and support as are generally available to executive officers of Employer, including without limitation reimbursement of reasonable expenses incurred in performing his duties under this Agreement (including, but not limited to, expenses for entertainment, long distance telephone calls, lodging, meals, transportation and travel), coverage under medical, dental, long-term disability and group life insurance plans, and rights and benefits for which Employee is eligible under Employer’s 401(k) and employee stock purchase plans.  Employer will also endeavor to provide Employee with an individual long-term disability plan.  Procurement of such disability coverage, however, will be subject to evidence of insurability and underwriting approval.

(b)           Vacation and Sick Pay.  Employee shall be eligible for vacation and sick leave in accordance with the policies of Employer in effect from time to time during the Employment Term.  Employee shall be entitled to a period of annual vacation time equal to four (4) weeks during each Employment Year, to accrue pro rata during the course of the Employment Term.  All accrued vacation shall be paid to Employee in a lump sum payment on the date of a Change in Control or termination of employment with Employer.

6.             Grants of Restricted Stock.

(a)           Employee shall continue to be eligible to participate in Employer’s 2007 Incentive Stock Plan (For Restricted Stock Bonus Awards) (the “Plan”) on the same terms as are generally available to executive officers of Employer and on terms which are in accordance with comparative market practices.  Subject to the terms and conditions of the 2007 Stock incentive Plan, effective April 1, 2016, Employee will be granted 5,000 restricted shares of Employer common stock.  These shares will vest by March 31, 2017, if Employer achieves budgeted pre-tax net income of US$13 million or more in 2016.  In addition, the restricted shares of Employer common stock granted to Employee pursuant to the employment agreement between Employer and Employee dated as of August 13, 2014 (the “2014 Employment Agreement”) that are unvested as of the Start Date shall continue to vest in accordance with the terms of the 2014 Employment Agreement.

(b)           The parties agree that any additional grant of restricted stock under the Plan or any similar plan is subject to the discretion of the Compensation Committee of the Board based upon the duties of Employee’s position, the extent to which Employee’s individual performance objectives and Employer’s profitability objectives and other financial and non-financial objectives were achieved during the applicable period, and comparative market practices.

(c)           In addition to any rights Employee may have under the Plan or specific restricted stock under the Plan, all restricted stock bonus awards granted to Employee which would have otherwise vested during the period following the occurrence of a Change in Control shall immediately vest and become exercisable in the event of a Change in Control.

7.             Termination/Nonrenewal by Employer.  The date on which Employee’s employment by Employer ceases, under any of the following circumstances described in this Section 7 or Section 8 below, shall be defined herein as the “Termination Date.”  The employment of Employee may be terminated by Employer or Employer may decide not to renew this Agreement for any reason or no reason, with or without cause or justification, subject to the following:

(a)           Termination For Cause.  If (i) Employee’s employment is terminated by Employer for Cause (as defined below), or (ii) Employer gives Employee a notice of nonrenewal pursuant to Section 2(b) hereof for Cause, then (A) Employer’s total liability to Employee or his heirs shall be limited to payment of any unpaid base salary, any annual incentive compensation and any vested but undistributed stock to which Employee is entitled as of the Termination Date, and accrued vacation and sick pay, and Employee shall not be entitled to any further compensation or benefits provided under this Agreement, including, without limitation, any severance payments and (B) Employee will forfeit that portion of any grant of restricted stock that has not vested as of the Termination Date.  “Cause” includes, but shall not be limited to:  (1) Employee’s conviction of or plea of nolo contendere to any felony or gross misdemeanor charges brought in any court of competent jurisdiction; (2) any fraud, misrepresentation or gross misconduct by Employee against Employer; (3) Employee’s refusal or failure to perform his duties as President; and (4) Employee’s breach of this Agreement.

(b)           Termination Without Cause.  If (i) Employee’s employment is terminated by Employer without Cause, or (ii) Employer provides Employee with a notice of nonrenewal pursuant to Section 2(b) hereof without Cause, Employer will (A) in the case of termination, provide not less than six (6) months notice of termination or an amount equal to six (6) months of Employee’s base salary in lieu of notice, or (B) in the case of nonrenewal, provide notice of nonrenewal at least six (6) months prior to the end of the last applicable Employment Year or an amount equal to six months base salary in lieu of notice.  In addition, in each of the foregoing scenarios, Employee will be paid the severance which is described in Section 9 below.

8.             Termination/Nonrenewal by Employee.  The employment of Employee may be terminated by Employee or Employee may decide not to renew this Agreement for any reason or no reason, with or without cause or justification, subject to the following:

(a)           Voluntary Resignation.  If (i) Employee’s employment terminates by reason of Employee’s voluntary resignation (and is not a resignation for Good Reason), or (ii) Employee gives Employer a notice of nonrenewal pursuant to Section 2(b) hereof (which is not given for Good Reason), then (A) Employer’s total liability to Employee shall be limited to payment of any unpaid base salary, any annual incentive compensation and vested but undistributed grants of stock to which Employee is entitled as of the Termination Date, and accrued vacation and sick pay, and Employee shall not be entitled to any further compensation or benefits provided under this Agreement, including, without limitation, any severance payments and (B) Employee will forfeit that portion of any grant of restricted stock that has not vested as of the Termination Date.

(b)           Resignation for Good Reason.  If (i) Employee’s employment terminates by reason of Employee’s voluntary resignation for Good Reason, or (ii) Employee provides Employer with a notice of nonrenewal pursuant to Section 2(b) hereof for Good Reason, Employee will be paid the severance which is described in Section 9 below.  “Good Reason” means:  Employee’s voluntary termination following (i) a reduction in compensation which is not in proportion to any salary reduction program approved by the Compensation Committee of the Board which affects all executive officers of Employer; (ii) a reduction in material benefits; (iii) a material reduction in Employee’s position, title, duties and status; (iv) requiring Employee to work at a location more than 25 “road” miles from the location of Employer’s corporate headquarters as of the date of this Agreement; or (v) any willful and material breach by Employer of its obligations under this Agreement.

9.             Severance Payment.

(a)           Amount.  In the event severance is payable hereunder, such severance shall be in an amount equal to

(i)            one-half times Employee’s annual base salary at the time of termination, pursuant to Section 7(b) or Section 8(b), or if during a Change in Control Extension, one times Employee’s base salary at the time of termination, plus

(ii)          any unpaid base salary and any annual incentive compensation to which Employee is entitled as of the Termination Date, and accrued vacation and sick pay, plus

(iii)          if during a Change in Control Extension, an amount equal to the average annual incentives paid to Employee attributable to the two years prior to the year of termination, plus

(iv)          distribution of unpaid deferred compensation, plus

(v)           accelerated vesting of the restricted stock scheduled to vest during the two (2) years following the Termination Date, plus

(vi)          continued coverage under all group benefit plans (e.g., medical, dental and vision) for a period of six months following the Termination Date, or if during a Change in Control Extension, for a period of twelve months following the Termination Date, in each case at the same cost to Employee as prior to the Termination Date.

(b)           Payment.  All cash components of the above-described severance payments shall be paid in a lump sum within thirty (30) days of the Termination Date; provided that, only to the extent required by Section 409A of the Code (defined below), such payments shall be made in a lump sum six months after the Termination Date.

(c)           Limitation on Payments.  If any payment or benefit Employee would receive from Employer or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be reduced to the Reduced Amount.  The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Employee’s receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax.  If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reduction shall occur in the following order unless Employee elects in writing a different order (provided, however, that such election shall be subject to Employer approval if made on or after the date on which the event that triggers the Payment occurs):  reduction of cash payments; cancellation of accelerated vesting of stock awards; and reduction of employee benefits.  In the event that acceleration of vesting of stock award compensation is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of Employee’s stock awards unless Employee elects in writing a different order for cancellation.

The accounting firm engaged by Employer for general audit purposes as of the day prior to the effective date of the event that triggers the Payment shall perform the foregoing calculations.  If the accounting firm so engaged by Employer is serving as accountant or auditor for the individual, entity or group effecting the “change in ownership” as described in Section 280G(b)(2)(A)(i) of the Code, Employer shall appoint a nationally recognized accounting firm to make the determinations required hereunder.  Employer shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder.

The accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to Employer and Employee within fifteen (15) calendar days after the date on which Employee’s right to a Payment is triggered (if requested at that time by Employer or Employee) or such other time as requested by Employer or Employee.  If the accounting firm determines that no Excise Tax is payable with respect to a Payment, either before or after the application of the Reduced Amount, it shall furnish Employer and Employee with an opinion reasonably acceptable to Employee that no Excise Tax will be imposed with respect to such Payment.  Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon Employer and Employee.

10.          Benefits Upon Termination.  Except as otherwise expressly provided by this Agreement and without limiting any rights granted to Employee hereunder, all insurance benefits provided under Section 5 of this Agreement shall be extended, at Employee’s election and cost, to the extent permitted by Employer’s insurance policies and benefit plans, for one year after Employee’s Termination Date, except (a) as required by law (e.g., COBRA health insurance continuation election) or (b) in the event of a termination described in Section 7 or 8.

11.          Death/Disability.

(a)           In the event (during the Employment Term) of Employee’s death, (i) this Agreement shall terminate, (ii) Employer shall pay to Employee’s estate or heirs any unpaid base salary and any annual incentive compensation to which Employee may be entitled as of the Termination Date, and (iii) Employee’s estate and heirs shall not be entitled to any severance payments hereunder.  In addition, the restricted stock or stock options scheduled to vest during the two (2) years following the date of Employee’s death shall receive accelerated vesting and shall become exercisable upon Employee’s death.  Employee’s estate shall have the right to receive or exercise such grants or options for the shorter of (i) two (2) years from the date of death, and (ii) the term of the grant or option.

(b)           In the event (during the Employment Term) of Employee’s long term disability (as defined in Employee’s Group Disability Plan) and the passing of the Elimination Period (as defined in Employee’s Group Disability Plan), (i) this Agreement shall terminate, (ii) Employer shall pay to Employee any unpaid base salary and any annual incentive compensation to which Employee is entitled as of the Termination Date, and (iii) Employee shall not be entitled to any severance payments hereunder.  In addition, the restricted stock or stock options scheduled to vest during the two (2) years after the date of Employee’s disability shall receive accelerated vesting and shall become exercisable upon the termination of this Agreement due to Employee’s disability.  Employee shall have the right to receive or exercise such grants or options for the shorter of (i) two (2) years from the date of disability, and (ii) the term of the grant or option.

12.                               Maintenance of Confidentiality and Duty of Loyalty.

(a)                                 General.  Employee acknowledges that, pursuant to his employment with Employer, he will necessarily have access to trade secrets and information that is confidential and proprietary to Employer in connection with the performance of his duties.  In consideration for the disclosure to Employee of, and the grant to Employee of access to such valuable and confidential information and in consideration of his employment, Employee shall comply in all respects with the provisions of this Section 12.

(b)                                 Nondisclosure.  During the Employment Term and for a period of three (3) years thereafter, Confidential and Proprietary Information of Employer of which Employee gains knowledge during the Employment Term shall be used by Employee only for the benefit of Employer in connection with Employee’s performance of his employment duties, and Employee shall not, and shall not allow any other person that gains access to such information in any manner to, without the prior written consent of Employer, disclose, communicate, divulge or otherwise make available, or use, any such information, other than for the immediate benefit of Employer.  For purposes of this Agreement, the term “Confidential and Proprietary Information” means information not generally known to the public and which is proprietary to Employer and relates to Employer’s existing or reasonably foreseeable business or operations, including but not limited to trade secrets, business plans, advertising or public relations strategies, financial information, budgets, personnel information, customer information and lists, and information pertaining to research, development, manufacturing, engineering, processing, product designs (whether or not patented or patentable), purchasing and licensing, and which may be embodied in reports or other writings or in blue prints or in other tangible forms such as equipment and models.  Employee will refrain from any acts or omissions that would jeopardize the confidentiality or reduce the value of any Employer Confidential and Proprietary Information.

(c)                                  Covenant of Loyalty.  During the Employment Term, Employee shall not, on his own account or as an employee, agent, promoter, consultant, partner, officer, director, or as a more than 1% shareholder of any other person, firm, entity, partnership or corporation, own, operate, lease, franchise, conduct, engage in, be connected with, have any interest in, or assist any person or entity engaged in any business in the continental United States that is in any way competitive with or similar to the business that is conducted by Employer or is in the same general field or industry as Employer.  Without limiting the generality of the foregoing, Employee does hereby covenant that he will not, during the Employment Term:

(i)                                     solicit, accept or receive any compensation from any customer of Employer or any business competitive to that of Employer; or

(ii)                                  contact, solicit or call upon any customer or supplier of Employer on behalf of any person or entity other than Employer for the purpose of selling, providing or performing any services of the type normally provided or performed by Employer; or

(iii)                               induce or attempt to induce any person or entity to curtail or cancel any business or contracts which such person or entity has with Employer; or

(iv)                              induce or attempt to induce any person or entity to terminate, cancel or breach any contract which such person or entity has with Employer, or receive or accept any benefits from such termination, cancellation or breach.

(d)                                 No Solicitation.  During the Employment Term and for a period of three (3) years thereafter, Employee agrees not to interfere with the business of Employer or any Affiliate of Employer by directly or indirectly soliciting, attempting to solicit, inducing or otherwise causing any employee of Employer or any Affiliate of Employer to terminate his or her employment with Employer in order to become an employee, consultant or independent contractor to or for any other person or entity.

(e)                                  Injunctive Relief.  Employee expressly agrees that the covenants set forth in this Section 12 are reasonable and necessary to protect Employer and its legitimate business interests, and to prevent the unauthorized dissemination of Confidential and Proprietary Information to competitors of Employer.  Employee also agrees that Employer will be irreparably harmed and that damages alone cannot adequately compensate Employer if there is a violation of this Section 12 by Employee, and that injunctive relief against Employee is essential for the protection of Employer.  Therefore, in the event of any such breach, it is agreed that, in addition to any other remedies available, Employer shall be entitled as a matter of right to injunctive relief in any court of competent jurisdiction, plus attorneys’ fees actually incurred in seeking such relief.  Furthermore, Employee agrees that Employer shall not be required to post a bond or other collateral security with the court if Employer seeks injunctive relief.  To the extent any provision of this Section 12 is deemed unenforceable by virtue of its scope or limitation, Employee and Employer agree that the scope and limitation provisions shall nevertheless be enforceable to the fullest extent permissible under the laws and public policies applied in such jurisdiction where enforcement is sought.

13.                               Affiliate.  “Affiliate” means a person that, directly or indirectly, through one or more intermediaries controls, is controlled by or is under common control with the first mentioned person.

14.                               Notices.  Any notice which either party may wish or be required to give to the other party pursuant to this Agreement shall be in writing and shall be either personally served or deposited in the United States mail, registered or certified, and with proper postage prepaid.  Mailed notices to Employee shall be addressed to Employee at the home address which Employee most recently communicated to Employer in writing.  In the case of Employer, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of the Chairman and CEO.  Notice given by personal service shall be deemed effective upon service.  Notice given by registered or certified mail shall be deemed effective three (3) days after deposit in the mail.

15.                               Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the parties hereto, their respective legal representatives, and their successors and assigns.  As used in this Agreement, the term “successor” shall include any person, firm, corporation or other business entity which at any time, whether by merger, purchase, consolidation, or otherwise, acquired all or substantially all of the assets or business of Employer.  This Agreement shall be deemed to be willfully breached by Employer if any such successor does not absolutely and unconditionally assume all of Employer’s obligations under this Agreement and agree expressly to perform the obligations in the same manner and to the same extent as Employer would be required to perform such obligations in the absence of the succession.  Employee may not assign any of his duties hereunder and he may not assign any of his rights hereunder without the written consent of Employer, which shall not be unreasonably withheld.

16.                               Entire Agreement.  This Agreement contains the entire agreement of the parties and, as of the Start Date, supersedes and replaces all prior agreements and understandings between the parties relating to the subject matter hereof.  Notwithstanding the foregoing, nothing in this Agreement shall prejudice Employee’s right to receive any bonus earned and still unpaid under the terms of the 2014 Employment Agreement.

17.                               Governing Law.  This Agreement shall be governed by and construed in accordance with the internal laws (without reference to choice or conflict of laws) of the State of California.

18.                               Arbitration.  Employer and Employee agree that, to the extent permitted by law and to the extent that the enforceability of this Agreement is not thereby impaired, any and all disputes, controversies or claims between Employee and Employer, except disputes concerning the use or disclosure of trade secrets, proprietary and/or confidential information, or otherwise arising under Section 12 hereof, shall be determined exclusively by final and binding arbitration in the County of San Francisco, California, in accordance with the employment rules of the American Arbitration Association then in effect.  The controversy or claim shall be submitted to three arbitrators, one of whom shall be chosen by Employer, one of whom shall be chosen by Employee, and the third of whom shall be chosen by the two arbitrators so selected.  The party desiring arbitration shall give written notice to the other party of its desire to arbitrate the particular matter in question, naming the arbitrator selected by it.  If the other party shall fail within a period of 15 days after such notice shall have been given to reply in writing naming the arbitrator selected by it, then the party not in default may apply to the American Arbitration Association for the appointment of the second arbitrator.  If the two arbitrators chosen as above shall fail within 15 days after their selection to agree upon a third arbitrator, then either party may apply to the American Arbitration Association for the appointment of an arbitrator to fill the place so remaining vacant.  Employer shall pay the fees of the arbitrators so selected.  The decision of any two of the arbitrators shall be final and binding upon the parties hereto and shall be delivered in writing signed in triplicate by the concurring arbitrators to each of the parties hereto.  The parties agree that both parties will be allowed to engage in adequate discovery consistent with the nature of the claims in dispute.  The arbitrators shall have the authority to entertain a motion to dismiss and/or a motion for summary judgment by any party and shall apply the standards governing such motions under the Federal Rules of Civil Procedure.  The arbitrators shall have discretion to award monetary and other damages, or no damages, and to fashion such other relief as the arbitrators deem appropriate.  The arbitrators also shall have discretion to award the prevailing party reasonable costs and attorneys’ fees incurred in bringing or defending an action under this Section 18, as permitted by applicable law.  Judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction.

Nothing in this Section 18 shall limit the Employer’s ability to seek injunctive relief for any violation of Employee’s obligations concerning nondisclosure, loyalty and nonsolicitation as set forth in Section 12 hereof.  Any such injunctive relief proceeding shall be without prejudice to any rights Employer or Employee may have under this Agreement to obtain relief in arbitration with respect to such matters.

19.                               Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provisions had never been contained herein.

20.                               Amendments and Waivers.  This Agreement may be modified only by a written instrument duly executed by each party hereto.  No breach of any covenant, agreement, warranty or representation shall be deemed waived unless expressly waived in writing by the party who might assert such breach.  No waiver of any right hereunder shall operate as a waiver of any other right or of the same or a similar right on another occasion.

21.                               Counterparts.  This Agreement may be executed by the parties in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument.

22.                               Section Headings.  The headings of each Section, subsection or other subdivision of this Agreement are for reference only and shall not limit or control the meaning thereof.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

“Employer”

WILLIS LEASE FINANCE CORPORATION

By:	/s/ Donald A. Nunemaker
Donald A. Nunemaker
President

“Employee”

By:	s/ Brian R. Hole
Brian R. Hole